Exhibit 99.1

Contact:	Media	Investors
	Richard Broome	Joyce Arpin
	(702) 407-6476	(702) 880-4707
Caesars Entertainment Reports Financial Results for the First Quarter of 2020
Q1 Results Reflect Significant Revenue Declines from Mandated Property Closures
Most of Network Temporarily Closed Since Mid-March Due to Public Health Emergency Caused by COVID-19
More than $2.6 billion in Liquidity as of March 31, 2020 (1)
Reached Agreement to Sell Bally’s Atlantic City on April 24, 2020
LAS VEGAS, May 11, 2020 - Caesars Entertainment Corporation (NASDAQ: CZR) (“CEC,” “Caesars,” “Caesars Entertainment,” or the “Company”) today reported first quarter of 2020 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
First Quarter Highlights

•	Net revenues decreased 13.6% to $1.83 billion.

•	Loss from operations was $66 million.

•	Net income attributable to Caesars was $189 million. Basic earnings per share totaled $0.28.

•	Non-GAAP hold adjusted net revenues decreased 14.5% to $1.80 billion.

•	Non-GAAP adjusted EBITDA decreased 46.8% to $299 million.

•	Non-GAAP hold adjusted EBITDA decreased 50.0% to $279 million.

Tony Rodio, CEO of Caesars Entertainment, said, “The public health emergency caused by COVID-19 has created extraordinary challenges and is impacting all aspects of society, including our business. While we posted our best operating performance since 2008 in the first two months of the quarter, circumstances changed dramatically in March as we temporarily shut-down all of our casino properties, consistent with directives from various governmental and tribal bodies. Our first quarter performance reflects the significant revenue declines we experienced as a result of the closures and stable year over year labor costs in March as we continued to provide pay and benefits to our team members for the first two weeks of the closure period.”
Rodio continued: “We are taking steps to prepare for reopening, when appropriate, with the health and safety of our employees and guests in mind. We are also aggressively managing all of our operating levers to strengthen our financial position and enhance our ability to reopen and recover, including making the difficult but necessary decision to furlough the majority of our team members. We look forward to welcoming back employees and guests at the appropriate time, and we believe our deep connection with our guests and the geographic diversity of our network positions us well when that time arrives.”
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(1) $750 million needed to run the business at 100% demand.

Impact of COVID-19 Public Health Emergency

On March 17, 2020, the Company announced the temporary shutdown of all its owned properties in North America, consistent with various government or tribe-mandated directives, due to the public health emergency caused by COVID-19. The Company’s properties remained closed as of March 31, 2020, and as a result, COVID-19 continues to impact the business significantly. Given the uncertain duration of these closures, the Company also took steps to begin operating with a smaller, targeted workforce focused on maintaining basic operations and announced furloughs affecting approximately 90% of our employees at our domestic, owned properties in North America as well as our corporate employees. The Company paid furloughed employees for the first two weeks of the closure period, after which employees were able to use their available paid time off. The Company is paying 100% of medical insurance premiums for each furloughed employee enrolled in the Caesars health benefit plans, through the earlier of June 30, 2020 and the date that such employee returns to work.
Proposed Sale of Bally’s Atlantic City
On April 24, 2020, Caesars Entertainment announced an agreement to sell Bally’s Atlantic City Hotel & Casino for approximately $25 million in cash. VICI Properties Inc. will receive approximately $19 million from the sale, while Caesars will receive approximately $6 million. The transaction is subject to regulatory approvals and other closing conditions.
Basis of Presentation
Certain additional non-GAAP financial measures have been added to highlight the results of the Company. “Hold adjusted” results are adjusted to reflect the hold we achieved compared to the hold we expected. See the tables at the end of this press release for the reconciliation of non-GAAP to GAAP presentations.
Financial Results
Caesars views each property as an operating segment and aggregates such properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S. and (iii) All Other, which is consistent with how Caesars manages the business. The results of each reportable segment presented below are consistent with the way management assesses these results and allocates resources, which is a consolidated view that adjusts for the effect of certain transactions between reportable segments within Caesars. “All Other” includes managed, international and other properties as well as parent and other adjustments to reconcile to consolidated Caesars results.
Net Revenues

	Three Months Ended March 31,
(Dollars in millions)	2020	2019	$ Change	% Change
Las Vegas	$822	$955	$(133)	(13.9)%
Other U.S.	874	1,010	(136)	(13.5)%
All Other	132	150	(18)	(12.0)%
Caesars	$1,828	$2,115	$(287)	(13.6)%
Net revenues decreased $287 million primarily due to government or tribe-mandated property closures across our network. Performance in the first two months of the quarter was very strong with net revenue through February up 12% year over year driven by increases in all verticals across all regions, highlighted by strength in Las Vegas and Indiana. However, revenue in the month of March was approximately half that of the prior year due to the temporary property closures. As a result, first quarter net revenues in Las Vegas and Other U.S. declined year over year with decreases in gaming, hotel, food and beverage and other revenues. All Other net revenues decreased $18 million year over year, primarily due to lower gaming volumes in the UK as a result of property closures. Across all of our casino properties, hold had a favorable impact of $17 million to $22 million this quarter compared to the prior year, and was $23 million to $28 million above our expectations.

Income/(Loss) from Operations

	Three Months Ended March 31,
(Dollars in millions)	2020	2019	$ Change	% Change
Las Vegas	$86	$226	$(140)	(61.9)%
Other U.S.	(72)	116	(188)	**
All Other	(80)	(102)	22	21.6%
Caesars	$(66)	$240	$(306)	**
____________________
** Percentage is not meaningful.
Income/(loss) from operations decreased from income of $240 million to a loss of $66 million primarily due to a decrease of $287 million in net revenues in 2020 compared with 2019, as explained above. In addition, due to the COVID-19 public health emergency, our revised outlook and projected revenues resulted in impairments to intangible assets of $32 million in 2020. We also entered into an agreement to sell Bally’s Atlantic City in April 2020 which resulted in an impairment charge to property and equipment of $33 million. Furthermore, we incurred additional payroll and benefit expenses of $65 million for the post-March 31, 2020 period for furloughed employees who have no service requirement for the period. These additional costs were offset by the receivable recorded from the CARES Act employee retention credit of $34 million. These unfavorable changes were also offset by the favorable effect of a decrease of $33 million in Corporate expense due to non-recurring consulting fees, retention bonus expenses, and stock-based compensation expenses incurred in 2019.
Net Income/(Loss) Attributable to Caesars

	Three Months Ended March 31,
(Dollars in millions)	2020	2019	$ Change	% Change
Las Vegas	$2	$143	$(141)	(98.6)%
Other U.S.	(212)	(26)	(186)	**
All Other	399	(334)	733	**
Caesars	$189	$(217)	$406	**
____________________
** Percentage is not meaningful.
Net income/(loss) attributable to Caesars increased from a net loss of $217 million to a net income of $189 million primarily due to a year over year change in the fair value of the derivative liability related to the conversion option of CEC’s 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”), which resulted in a loss of $162 million in 2019 compared to a gain of $636 million in 2020. Similarly, the change in fair value of disputed claims liability related to Caesars Entertainment Operating Company, Inc.’s emergence from bankruptcy in 2017 resulted in a loss of $6 million in 2019 compared to a gain of $21 million in 2020. Offsetting the increases was a change in our income tax benefit/(provision) from a benefit of $29 million in 2019 compared to a provision of $54 million in 2020. Income/(loss) from operations also decreased from income of $240 million in 2019 to a loss of $66 million in 2020, as explained above.
Adjusted EBITDA (1)

	Three Months Ended March 31,
(Dollars in millions)	2020	2019	$ Change	% Change
Las Vegas	$217	$360	$(143)	(39.7)%
Other U.S.	115	233	(118)	(50.6)%
All Other	(33)	(31)	(2)	(6.5)%
Caesars	$299	$562	$(263)	(46.8)%
____________________
(1) See the Reconciliation of Net Income/(Loss) Attributable to Caesars Entertainment Corporation to Adjusted EBITDA.
Adjusted EBITDA decreased $263 million due to lost revenues from property closures and labor costs in the month of March that were in-line with the prior year. Adjusted EBITDA in 2020 includes $96 million of net expense related to salaries, paid time off and medical benefit costs associated with employees furloughed, offset by the CARES Act employee retention credit. Across all of our casino properties, hold had a favorable impact of $13 million to $18 million compared to the prior year period, and was $18 million to $23 million above our expectations.

Cash and Available Revolver Capacity

(In millions)	March 31, 2020
Cash and cash equivalents	$2,677
Revolver capacity	64
Revolver capacity committed to letters of credit	(64)
Total liquidity (1)	$2,677
____________________
(1) $750 million needed to run the business at 100% demand.
Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 1:30 p.m. Pacific Time, Monday May 11, 2020, to discuss its first quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 3888234 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event. Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/events-and-presentations.
About Caesars
Caesars Entertainment is one of the world’s most diversified casino-entertainment providers and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. For more information, please visit www.caesars.com/corporate.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “continue,” “will,” “expect,” “subject to,” “anticipated” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this release. These forward-looking statements, including, without limitation, those relating to the effect of changes in general economic conditions, such as low consumer confidence, unemployment levels, and depressed real estate pricing resulting from the severity and duration of any downturn in the U.S. or global economy (including changes stemming from, and changes in economic conditions as a result of, the COVID-19 public health emergency), the Company’s proposed merger with Eldorado Resorts, Inc. (the “Merger”), future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and from time to time in our filings with the Securities and Exchange Commission.
Currently, one of the most significant factors that could cause actual outcomes to differ materially from these forward-looking statements is the potential effect of the COVID-19 public health emergency. The extent to which this public health emergency may cause outcomes to differ materially will largely depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the impact of the actions taken to contain the COVID-19 public health emergency or mitigate its impact, and the direct and indirect economic effects of the COVID-19 public health emergency and measures to contain it (including various state governments’, tribal authorities’ and/or regulatory authorities’ issuance of directives, mandates, orders or similar actions restricting freedom of movement and business operations, such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and “shelter-at-home” orders, any of which may result in the closure of business operations). In addition, changes and instability in global, national and regional economic activity and financial market activity resulting from the COVID-19 public health emergency could negatively impact consumer discretionary spending and travel. Other risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in Caesars Entertainment’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•
the uncertainty of the extent, duration and effects of the COVID-19 public health emergency, the response of governmental and tribal bodies and our responses to them, including those resulting from government or tribe-mandated property closures, travel restrictions social distancing or shelter-in-place orders;

•
risks related to the Merger, including, but not limited to: (1) the inability to complete the Merger due to the failure to satisfy certain conditions to completion of the Merger, including the receipt of all gaming and other regulatory approvals related to the Merger; (2) uncertainties as to the timing of the completion of the Merger and the ability of each party to complete the Merger; (3) disruption of our current plans and operations; (4) the inability to retain and hire key personnel; (5) competitive responses to the Merger; (6) termination fees and unexpected costs, charges or expenses resulting from the Merger; (7) the outcome of any legal proceedings instituted against us or our directors related to our merger agreement with Eldorado Resorts, Inc.; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (9) the inability to obtain, or delays in obtaining, cost savings and synergies from the Merger; (10) delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the Merger; and (11) legislative, regulatory and economic developments;

•
our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

•
development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•	we may not be able to realize the anticipated benefits of our acquisition of Centaur;

•	the effect of our operating structure following Caesars Entertainment Operating Company, Inc.’s emergence from bankruptcy;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
foreign regulatory policies, particularly in mainland China or other countries in which our customers reside or where we have operations, including restrictions on travel, foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;

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the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives, and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the ability to use net operating losses to offset future taxable income as anticipated;

•	the ability to realize all of the anticipated benefits of current or potential future acquisitions or divestitures;

•	the ability to effectively compete against our competitors;

•	the financial results of our consolidated businesses;

•
the effect of our substantial indebtedness, including its effect on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•
the ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and hotel sales;

•
changes in the extensive governmental regulations to which we are subject and (i) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards; (ii) third-party relations; and (iii) approvals, decisions, disciplines and fines of courts, regulators, and governmental and tribal bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws, the Foreign Corrupt Practices Act and other anti-corruption laws, and the Bank Secrecy Act and other anti-money laundering laws;

•	our ability to recoup costs of capital investments through higher revenues;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	our ability to protect our intellectual property rights and damages caused to our brands due to the unauthorized use of our brand names by third parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third-party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	our ability to attract, retain and motivate employees, including in connection with the Merger;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft, and cheating;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•
the effect of adverse legal proceedings and judicial, governmental and tribal body actions, including gaming legislative action, referenda, regulatory disciplinary actions (such as the outcome of the British Gambling Commission’s review of CEUK operations), and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings, public health emergencies or natural disasters, including losses therefrom, losses in revenues and damage to property, and the effect of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the effects of environmental and structural building conditions relating to our properties and our exposure to environmental liability, including as a result of unknown environmental contamination;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee, and customer data;

•	access to insurance for our assets on reasonable terms;

•	the effect, if any, of unfunded pension benefits under multi-employer pension plans; and

•
the other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this release or to reflect new information, the occurrence of unanticipated events or otherwise, except as required by applicable law.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(UNAUDITED)

	Three Months Ended March 31,
(In millions, except per share data)	2020	2019
Revenues
Casino	$958	$1,083
Food and beverage	330	398
Rooms	317	386
Other revenue	163	181
Management fees	9	15
Reimbursed management costs	51	52
Net revenues	1,828	2,115
Operating expenses
Direct
Casino	590	618
Food and beverage	258	269
Rooms	115	117
Property, general, administrative, and other	488	460
Reimbursable management costs	51	52
Depreciation and amortization	256	247
Impairment of tangible and other intangible assets	65	—
Corporate expense	50	83
Other operating costs	21	29
Total operating expenses	1,894	1,875
Income/(loss) from operations	(66)	240
Interest expense	(333)	(349)
Other income/(loss)	641	(138)
Income/(loss) before income taxes	242	(247)
Income tax benefit/(provision)	(54)	29
Net income/(loss)	188	(218)
Net loss attributable to noncontrolling interests	1	1
Net income/(loss) attributable to Caesars	$189	$(217)

Earnings/(loss) per share - basic and diluted
Basic earnings/(loss) per share	$0.28	$(0.32)
Diluted loss per share	$(0.36)	$(0.32)
Weighted-average common shares outstanding - basic	682	670
Weighted-average common shares outstanding - diluted	837	670

Comprehensive income/(loss)
Foreign currency translation adjustments	$(19)	$—
Change in fair market value of interest rate swaps, net of tax	(52)	(17)
Other	—	2
Other comprehensive loss, net of income taxes	(71)	(15)
Comprehensive income/(loss)	117	(233)

Amounts attributable to noncontrolling interests:
Foreign currency translation adjustments	5	2
Comprehensive loss attributable to noncontrolling interests	6	3
Comprehensive income/(loss) attributable to Caesars	$123	$(230)

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

(In millions)	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents ($8 and $8 attributable to our VIEs)	$2,677	$1,755
Restricted cash	119	117
Receivables, net	389	437
Due from affiliates, net	54	41
Prepayments and other current assets ($5 and $4 attributable to our VIEs)	182	174
Inventories	34	35
Assets held for sale	29	50
Total current assets	3,484	2,609
Property and equipment, net ($202 and $212 attributable to our VIEs)	14,836	14,976
Goodwill	4,011	4,012
Intangible assets other than goodwill	2,772	2,824
Restricted cash	10	12
Deferred income taxes	2	2
Deferred charges and other assets ($24 and $26 attributable to our VIEs)	865	910
Total assets	$25,980	$25,345

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable ($94 and $97 attributable to our VIEs)	$373	$444
Accrued expenses and other current liabilities ($2 and $2 attributable to our VIEs)	1,229	1,323
Interest payable	137	33
Contract liabilities	153	178
Current portion of financing obligations	24	21
Current portion of long-term debt	876	64
Total current liabilities	2,792	2,063
Financing obligations	10,096	10,070
Long-term debt	8,793	8,478
Deferred income taxes	598	555
Deferred credits and other liabilities ($18 and $18 attributable to our VIEs)	1,370	1,968
Total liabilities	23,649	23,134
Stockholders’ equity
Caesars stockholders’ equity	2,257	2,131
Noncontrolling interests	74	80
Total stockholders’ equity	2,331	2,211
Total liabilities and stockholders’ equity	$25,980	$25,345

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2020	2019
Cash flows provided by/(used in) operating activities	$(20)	$255
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(184)	(218)
Proceeds from the sale and maturity of investments	9	5
Payments to acquire investments	—	(7)
Other	—	2
Cash flows used in investing activities	(175)	(218)
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	1,138	—
Repayments of long-term debt and revolving credit facilities	(16)	(116)
Proceeds from the issuance of common stock	1	—
Taxes paid related to net share settlement of equity awards	(3)	(5)
Financing obligation payments	(3)	(5)
Distributions to noncontrolling interest owners	—	(2)
Cash flows provided by/(used in) financing activities	1,117	(128)
Net increase/(decrease) in cash, cash equivalents, and restricted cash	922	(91)
Cash, cash equivalents, and restricted cash, beginning of period	1,884	1,657
Cash, cash equivalents, and restricted cash, end of period	$2,806	$1,566

Supplemental Cash Flow Information:
Cash paid for interest	$201	$231
Cash received/(paid) for income taxes	(1)	2
Non-cash investing and financing activities:
Change in accrued capital expenditures	(36)	(7)

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
Average daily rate (“ADR”) is calculated as the cash or comp revenue recognized during the period divided by the corresponding rooms occupied. Total ADR is calculated as total room revenue divided by total rooms occupied.
Revenue per available room (“RevPAR”) is calculated as the total room revenue recognized during the period divided by total room nights available for the period.
Property earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, including finance obligation expenses, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, (iv) corporate expenses, (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level, and (vi) lease payments associated with our financing obligation. Included in Adjusted EBITDA is property rent expense of $3 million for the three months ended March 31, 2020 related to certain land parcels leased from VICI.
In evaluating property EBITDA, you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”)). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses property EBITDA to measure performance and allocate resources, and believes that property EBITDA provides investors with additional information consistent with that used by management.
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation and is presented as a supplemental measure of the Company’s performance. Management believes that adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net revenues. Adjusted EBITDA margin is included because management uses adjusted EBITDA margin to measure performance and allocate resources, and believes that adjusted EBITDA margin provides investors with additional information consistent with that used by management.
Because not all companies use identical calculations, the presentation of adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures of other companies.
In addition, we present adjusted EBITDA, further adjusted to show the impact on the period of the hold we achieved versus the hold we expected. Management believes presentation of this further adjusted information allows a better understanding of the materiality of those impacts relative to the Company’s overall performance.
The following tables reconcile net income/(loss) attributable to Caesars Entertainment Corporation to property EBITDA and adjusted EBITDA for the periods indicated and reconcile hold adjusted results.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA

	Three Months Ended March 31, 2020				Three Months Ended March 31, 2019
(Dollars in millions)	Las Vegas	Other U.S.	All Other (g)	CEC	Las Vegas	Other U.S.	All Other (g)	CEC
Net income/(loss) attributable to Caesars (a)	$2	$(212)	$399	$189	$143	$(26)	$(334)	$(217)
Net loss attributable to noncontrolling interests	—	(1)	—	(1)	—	(1)	—	(1)
Income tax (benefit)/provision	—	—	54	54	—	—	(29)	(29)
Other (income)/loss (b)	2	(3)	(640)	(641)	—	—	138	138
Interest expense [1]	82	144	107	333	83	143	123	349
Depreciation and amortization [2]	120	115	21	256	128	103	16	247
Impairment of tangible and other intangible assets	—	65	—	65	—	—	—	—
Corporate expense	—	—	50	50	—	—	83	83
Other operating costs (c)	8	3	10	21	3	12	14	29
Property EBITDA	214	111	1	326	357	231	11	599
Corporate expense	—	—	(50)	(50)	—	—	(83)	(83)
Stock-based compensation expense (d)	2	2	6	10	2	2	17	21
Other items (e)	1	2	10	13	1	—	24	25
Adjusted EBITDA	$217	$115	$(33)	$299	$360	$233	$(31)	$562

Net revenues	$822	$874	$132	$1,828	$955	$1,010	$150	$2,115
Adjusted EBITDA margin (f)	26.4%	13.2%	(25.0)%	16.4%	37.7%	23.1%	(20.7)%	26.6%

Interest expense on debt	$—	$—	$104	$104	$—	$—	$122	$122
Interest expense on financing obligations	82	144	3	229	83	143	1	227
[1]Interest expense	$82	$144	$107	$333	$83	$143	$123	$349

Cash payments on financing obligations (incl. principal)	$50	$83	$2	$135	$73	$82	$2	$157

Depreciation expense	$75	$48	$21	$144	$83	$37	$16	$136
Depreciation on failed sale-leaseback assets	45	67	—	112	45	66	—	111
[2]Depreciation and amortization	$120	$115	$21	$256	$128	$103	$16	$247
____________________

(a)
For the three months ended March 31, 2020, includes $96 million of net expense accrued during the quarter related to salaries, paid time off and medical benefit costs associated with employees furloughed, offset by the CARES Act employee retention credit as a result of the COVID-19 public health emergency.

(b)
Amounts include changes in fair value of the derivative liability related to the conversion option of the CEC Convertible Notes and the disputed claims liability as well as interest and dividend income.

(c)
Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees (including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties), contract termination costs, regulatory settlements, weather related property closure costs, severance costs, gains and losses on asset sales, demolition costs, and project opening costs.

(d)	Amounts represent stock-based compensation expense related to shares, stock options, restricted stock units, performance stock units, and market-based stock units granted to the Company’s employees.

(e)
Amounts include other add-backs and deductions to arrive at adjusted EBITDA but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses and transformation expenses, litigation awards and settlements, and losses on inventory associated with properties temporarily closed as a result of the COVID-19 public health emergency.

(f)	Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net revenues.

(g)	Amounts include eliminating adjustments and other adjustments to reconcile to consolidated CEC adjusted EBITDA.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATIONS OF HOLD ADJUSTED REVENUE AND HOLD ADJUSTED EBITDA

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
(Dollars in millions)	CEC	Favorable Hold	Adjusted CEC	CEC	Favorable Hold	Adjusted CEC	$ Change	% Change
Net revenues	$1,828	$(24)	$1,804	$2,115	$(4)	$2,111	$(307)	(14.5)%
Adjusted EBITDA	299	(20)	279	562	(4)	558	(279)	(50.0)%